EXHIBIT 99.1
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COCA-COLA ENTERPRISES, INC. APPOINTS DAMIAN GAMMELL AS
CHIEF OPERATING OFFICER

ATLANTA, August 6, 2015 – Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today announced the appointment of Damian Gammell as Chief Operating Officer and the retirement of Hubert Patricot, President European Group in 2016.
Mr. Gammell will join the Company later this autumn from Anadolu Beverage Group, where he currently serves as President and Chief Executive Officer. Anadolu, based in Turkey, is one of the world’s largest beverage companies and owns Coca-Cola Icecek, one of the largest and fastest-growing bottlers of Coca-Cola products by sales volume. With operations across Eurasia, Anadolu serves more than 660 million consumers. He joined the Group in 2010 from The Coca-Cola Company, where he held CEO roles in Russia and Germany. During his 20-year career with the Coca-Cola system, Mr. Gammell has worked in Eastern Europe, Russia, Australia, Korea, Indonesia, Germany, Turkey and Pakistan, among other locations.

Mr. Gammell holds a Master of Science in change management from Oxford University and HEC Paris. He has also completed programs at the Kennedy School of Government, Harvard University, and the Dublin Institute of Technology.
“Damian has had a distinguished career in the Coca-Cola system, where he has a proven track record of driving high-performance cultures while implementing long-term strategies that deliver sustainable results,” said John F. Brock, Chairman and Chief Executive Officer. “He has demonstrated both a deep understanding of the bottling industry and an ability to lead large, complex operations in Europe and beyond. We look forward to welcoming Damian to Coca-Cola Enterprises, and to benefitting from his knowledge and expertise as we pursue the important work of taking Coca-Cola Enterprises to the next level.”
Mr. Brock added, “We thank Hubert for his invaluable contributions to Coca-Cola Enterprises and the Coca-Cola system. For nearly 30 years, Hubert has been a highly-regarded and effective leader within the Coca-Cola system, and has been a trusted partner to me since I joined CCE. His extensive experience, customer focus, passion for marketplace and digital execution, and commitment to driving innovative approaches to our business have contributed significantly to Coca-Cola Enterprises’ leadership position in these important areas. We are pleased that he will remain at CCE for an extended period of time to deliver on our business goals for 2015, and to work with Damian to ensure an orderly transition.”
Mr. Patricot joined the Coca-Cola system in France in 1986. During his long tenure, he served in a variety of senior executive and management roles at Coca-Cola Enterprises, including Executive Vice President, and General Manager of CCE’s business in both Great Britain and France. He will continue to serve as Chairman of UNESDA, the Union of European Soft Drinks Associations.

ABOUT CCE
    Coca-Cola Enterprises, Inc. is the leading Western European marketer, producer, and distributor of nonalcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. CCE operates with a local focus and has 17 manufacturing sites across Europe, where the company manufactures nearly 90 percent of its products in the markets in which they are consumed. Sustainability is core to CCE’s business, and the company has been recognized by leading organizations in North America and Europe for its progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about CCE, please visit www.cokecce.com and follow the company on Twitter at @cokecce.
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